Exhibit 99.1
KIMBERLY-CLARK ANNOUNCES FIRST QUARTER 2022 RESULTS
DALLAS, April 22, 2022 - Kimberly-Clark Corporation (NYSE: KMB) today reported first quarter 2022 results.
Executive Summary
•First quarter 2022 net sales of $5.1 billion increased 7 percent compared to the year-ago period, including organic sales growth of 10 percent.
•Diluted net income per share for the first quarter was $1.55 in 2022 and $1.72 in 2021.
•First quarter adjusted earnings per share were $1.35 in 2022, down 25 percent compared to $1.80 in 2021. Adjusted earnings per share exclude certain items described later in this news release.
•The company is now targeting full-year 2022 organic sales growth of 4 to 6 percent, compared to our prior outlook of 3 to 4 percent.
•The company expects adjusted earnings per share of $5.60 to $6.00, in line with its initial expectations for diluted net income per share. The adjusted outlook range excludes the net benefit associated with the acquisition of the controlling interest of Thinx Inc.
“I’m pleased with our team’s continued excellent execution during this volatile and highly inflationary environment. We delivered double-digit organic sales growth with strong increases across all our segments in the first quarter,” said Chairman and CEO Mike Hsu. “Our growth strategy is working and we’re continuing to invest in our business. Additionally, we continue to take the necessary actions to mitigate macro headwinds and remain committed to improving our margins over time.”
Hsu continued, “On March 26th of this year, Kimberly-Clark marked its 150th anniversary — a significant milestone for the company. We’re proud of our heritage of category defining innovation and our strong culture of care that enables our employees and communities to thrive. Today, we’re building on that foundation with conviction in our purpose of Better Care for a Better World as we continue to provide essential products to billions of consumers around the world.”
First Quarter 2022 Operating Results
Sales of $5.1 billion in the first quarter of 2022 increased 7 percent compared to the year-ago period. Changes in foreign currency exchange rates reduced sales 2 percent. Organic sales increased 10 percent as net selling prices rose 6 percent, volumes grew 2 percent and product mix increased sales 2 points. In North America, organic sales increased 13 percent in consumer products and increased 5 percent in K-C Professional. Outside North America, organic sales rose 10 percent in developing and emerging (D&E) markets and 8 percent in developed markets.
First quarter operating profit was $693 million in 2022 and $770 million in 2021. Results in 2022 include the net benefit of the acquisition of a controlling interest of Thinx and 2021 results include charges related to the 2018 Global Restructuring Program.

First quarter adjusted operating profit was $629 million in 2022 and $804 million in 2021. Results were impacted by $470 million of higher input costs, driven by pulp and polymer-based materials, distribution and energy costs. Higher marketing, research and general expense as well as the impact of unfavorable foreign currency transaction effects reduced operating profit in the quarter. Results benefited from organic sales growth, $50 million of cost savings from the company’s FORCE (Focused On Reducing Costs Everywhere) program and lower other manufacturing costs.
The first quarter effective tax rate was 18.2 percent in 2022 and 20.9 percent in 2021. The first quarter adjusted effective tax rate was 21.0 percent in 2022 and 20.9 percent in 2021. Kimberly-Clark’s share of net income of equity companies in the first quarter was $23 million in 2022 and $39 million in 2021. Equity results were negatively impacted by input cost inflation.
Cash Flow and Balance Sheet
Cash provided by operations in the first quarter was $204 million in 2022 and $321 million in 2021. The decline was driven by lower operating profit. Capital spending for the first quarter was $253 million in 2022 and $298 million in 2021. First quarter 2022 share repurchases were 0.2 million shares at a cost of $27 million. Total debt was $9.1 billion at March 31, 2022 and $8.6 billion at the end of 2021.
First Quarter 2022 Business Segment Results
Personal Care Segment
First quarter sales of $2.7 billion increased 11 percent. Net selling prices increased 8 percent, volumes grew 3 percent and product mix improved 3 points. Changes in foreign currency exchange rates decreased sales by approximately 2 percent. First quarter operating profit of $475 million decreased 1 percent. The comparison was impacted by input cost inflation, higher marketing, research and general spending as well as unfavorable foreign currency effects. Results benefited from organic sales growth and cost savings.
Sales in North America increased 16 percent. Net selling prices increased 8 percent, product mix improved 3 points and volumes rose 5 percent, in part due to the weather-related supply chain disruptions in the year-ago period. Organic sales were up double-digits in baby & child care, adult care and feminine care.
Sales in D&E markets increased 8 percent. Net selling prices increased sales 9 percent and product mix improved 3 points while volumes declined 1 percent. Changes in foreign currency exchange rates decreased sales 3 percent. Organic sales growth was strong across all regions and categories.
Sales in developed markets outside North America (Australia, South Korea and Western/Central Europe) increased 5 percent. Volumes increased 8 percent and net selling prices increased sales 4 percent while changes in foreign currency exchange rates decreased sales 7 percent.

Consumer Tissue Segment
First quarter sales of $1.6 billion increased 4 percent. Net selling prices increased sales 5 percent and volumes rose 2 points. Changes in foreign currency exchange rates reduced sales 2 percent and exited businesses in conjunction with the 2018 Global Restructuring Program decreased sales 1 percent. First quarter operating profit of $171 million decreased 36 percent. The comparison was impacted by input cost inflation and higher marketing, research and general spending. Results benefited from organic sales growth, lower other manufacturing costs and cost savings.
Sales in North America increased 9 percent. Volumes grew 6 percent and net selling prices improved 4 percent, while unfavorable product mix decreased sales 1 point. The volume growth reflects comparison to the start of COVID-related consumer and retailer inventory destocking in the year-ago period.
Sales in D&E markets increased 3 percent. Net selling prices rose approximately 7 percent and product mix improved 1 percent, while volumes were down 2 percent. Changes in foreign currency exchange rates decreased sales 2 points.
Sales in developed markets outside North America decreased 5 percent. Exited businesses related to the 2018 Global Restructuring program reduced sales 4 percent and changes in foreign currency exchange rates decreased sales 6 percent. Volumes were down 1 percent while net selling prices rose approximately 6 percent.
K-C Professional (KCP) Segment
First quarter sales of $0.8 billion increased 4 percent. Net selling prices rose 4 percent and product mix increased sales approximately 1 point. Changes in foreign currency exchange rates decreased sales 2 percent. First quarter operating profit of $90 million decreased 29 percent. The comparison was impacted by input cost inflation and higher marketing, research and general spending. Results benefited from organic sales growth, lower other manufacturing costs and cost savings.
Sales in North America increased 5 percent. Net selling prices rose 4 percent and product mix increased sales 1 percent. Washroom products sales were up strong double-digits while sales of wipers and safety products slowed versus a strong year-ago.
Sales in D&E markets increased 4 percent. Net selling prices increased 3 percent, volumes grew 2 percent and product mix increased sales 2 percent. Changes in foreign currency exchange rates decreased sales 3 percent.
Sales in developed markets outside North America were even with the year-ago period. Net selling prices increased 5 percent and product mix improved sales 3 percent while volumes decreased 1 percent. Changes in foreign currency exchange rates reduced sales 7 percent.
Acquisition of Majority and Controlling Share of Thinx Inc.
During the first quarter the company completed the acquisition of a majority and controlling share of Thinx Inc., an industry leader in the reusable period and incontinence underwear category, for total consideration of $181 million consisting of cash of $53 million, the fair value of our previously held equity investment of $127 million, and certain share-based award costs of $1 million. The initial minority investment in Thinx was in 2019.

The consolidated results of operations for Thinx are reported in our Personal Care business segment and is expected to provide a modest benefit to full year net sales in 2022.
2022 Outlook and Key Planning Assumptions
The company updated key planning and guidance assumptions for full-year 2022. The outlook reflects a reasonable set of assumptions subject to change given the high level of volatility in the macro environment.
•Net sales increase 2 to 4 percent (prior assumption 1 to 2 percent).
•Organic sales increase 4 to 6 percent (prior 3 to 4 percent). Versus the previous assumption, net selling prices are expected to be higher.
•Foreign currency exchange rates unfavorable approximately 2 percent (no change).
•Thinx acquisition expected to increase sales slightly.
•Adjusted operating profit down low to mid-single digits percent. Operating profit outlook has been adjusted for the net benefit from the acquisition of controlling interest in Thinx.
•Higher organic sales expected to benefit operating profit.
•Key cost inputs expected to increase $1.1 to $1.3 billion (previous estimate $750 to $900 million). Costs are projected to increase or remain elevated for most inputs including polymer-based materials and pulp as well as distribution and energy.
•Adjusted effective tax rate of 22 to 24 percent.
•Adjusted earnings per share of $5.60 to $6.00. This outlook is in line with previous unadjusted earnings per share guidance and excludes the net benefit from the acquisition of controlling interest in Thinx recognized in the first quarter.
Prepared Management Remarks and Live Question and Answer Webcast
At approximately 7:00 a.m. (CDT) on April 22, 2022, the company will post management remarks (in PDF format) regarding its first quarter 2022 results at www.kimberly-clark.com. At 9:00 a.m. (CDT) on April 22, 2022, the company will host a live question and answer session with investors and analysts. Stockholders and others are invited to listen to the live broadcast or a playback, which will be accessible on the company’s website at www.kimberly-clark.com.
Non-GAAP Financial Measures
This news release and the accompanying tables include the following financial measures that have not been calculated in accordance with accounting principles generally accepted in the U.S., or GAAP, and are therefore referred to as non-GAAP financial measures:
•Adjusted earnings and earnings per share
•Adjusted gross and operating profit
•Adjusted effective tax rate
These non-GAAP financial measures exclude the following items for the relevant time periods as indicated in the accompanying non-GAAP reconciliations to the comparable GAAP financial measures:

•Acquisition of controlling interest in Thinx. In the first quarter of 2022, the company completed the acquisition of a majority and controlling share of Thinx. As a result of this transaction, a net benefit was recognized primarily due to the nonrecurring, non-cash gain recognized related to the remeasurement of the carrying value of previously held equity investment to fair value partially offset by transaction and integration costs.
•    2018 Global Restructuring Program. In 2018, the company initiated a restructuring program to reduce our structural cost base by streamlining and simplifying our manufacturing supply chain and overhead organization. Restructuring charges were incurred in 2018, 2019, 2020 and 2021. The restructuring actions were completed by the end of 2021.
The company provides these non-GAAP financial measures as supplemental information to our GAAP financial measures. Management and the company's Board of Directors use adjusted earnings, adjusted earnings per share and adjusted gross and operating profit to (a) evaluate the company's historical and prospective financial performance and its performance relative to its competitors, (b) allocate resources and (c) measure the operational performance of the company's business units and their managers. Management also believes that the use of an adjusted effective tax rate provides improved insight into the tax effects of our ongoing business operations.
Additionally, the Management Development and Compensation Committee of the company's Board of Directors has used certain of the non-GAAP financial measures when setting and assessing achievement of incentive compensation goals. These goals are based, in part, on the company's adjusted earnings per share and improvement in the company's adjusted return on invested capital determined by excluding certain of the adjustments that are used in calculating these non-GAAP financial measures.
This news release includes information regarding organic sales growth, which describes the impact of changes in volume, net selling prices and product mix on net sales. Changes in foreign currency exchange rates, acquisitions and exited businesses also impact the year-over-year change in net sales.
About Kimberly-Clark
Kimberly-Clark (NYSE: KMB) and its trusted brands are an indispensable part of life for people in more than 175 countries. Fueled by ingenuity, creativity, and an understanding of people’s most essential needs, we create products that help individuals experience more of what’s important to them. Our portfolio of brands, including Huggies, Kleenex, Scott, Kotex, Cottonelle, Poise, Depend, Andrex, Pull-Ups, GoodNites, Intimus, Neve, Plenitud, Sweety, Softex, Viva and WypAll, hold No. 1 or No. 2 share positions in approximately 80 countries. We use sustainable practices that support a healthy planet, build strong communities, and ensure our business thrives for decades to come. To keep up with the latest news and to learn more about the company's 150-year history of innovation, visit kimberly-clark.com.
Copies of Kimberly-Clark's Annual Report to Stockholders and its proxy statements and other SEC filings, including Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, are made available free of charge on the company's website on the same day they are filed with the SEC. To view these filings, visit the Investors section of the company's website.

Certain matters contained in this news release concerning the outlook, anticipated financial and operating results, raw material, energy and other input costs, anticipated currency rates and exchange risks, including in Argentina, net income from equity companies, sources and uses of cash, the effective tax rate, the anticipated cost savings from the company’s FORCE program, growth initiatives, product innovations, contingencies and anticipated transactions of the company constitute forward-looking statements and are based upon management's expectations and beliefs concerning future events impacting the company. In addition, many factors outside our control, including the war in Ukraine (including the related responses of consumers, customers and suppliers as well as sanctions issued by the U.S., the European Union, Russia or other countries), pandemics (including the ongoing COVID-19 outbreak and the related responses of governments, consumers, customers, suppliers and employees), epidemics, the prices and availability of our raw materials, supply chain disruptions, changes in customer preferences, severe weather conditions, government trade or similar regulatory actions, potential competitive pressures on selling prices for our products, energy costs, fluctuations in foreign currency exchange rates, our ability to maintain key customer relationships, as well as general economic and political conditions globally and in the markets in which we do business, could affect the realization of these estimates.
There can be no assurance that these future events will occur as anticipated or that the company's results will be as estimated. Forward-looking statements speak only as of the date they were made, and we undertake no obligation to publicly update them. For a description of certain factors that could cause the company's future results to differ from those expressed in any such forward-looking statements, see Item 1A entitled “Risk Factors” in the company’s Annual Report on Form 10-K for the year ended December 31, 2021.

KIMBERLY-CLARK CORPORATION
CONSOLIDATED INCOME STATEMENTS
(Millions, except per share amounts)

	Three Months Ended March 31
	2022	2021	Change
Net Sales	$5,095	$4,743	+7%
Cost of products sold	3,575	3,154	+13%
Gross Profit	1,520	1,589	-4%
Marketing, research and general expenses	886	815	+9%
Other (income) and expense, net	(59)	4	N.M.
Operating Profit	693	770	-10%
Nonoperating expense	(4)	(6)	-33%
Interest income	2	1	+100%
Interest expense	(65)	(63)	+3%
Income Before Income Taxes and Equity Interests	626	702	-11%
Provision for income taxes	(114)	(147)	-22%
Income Before Equity Interests	512	555	-8%
Share of net income of equity companies	23	39	-41%
Net Income	535	594	-10%
Net income attributable to noncontrolling interests	(12)	(10)	+20%
Net Income Attributable to Kimberly-Clark Corporation	$523	$584	-10%

Per Share Basis
Net Income Attributable to Kimberly-Clark Corporation
Basic	$1.55	$1.73	-10%
Diluted	$1.55	$1.72	-10%

Cash Dividends Declared	$1.16	$1.14	+2%

Common Shares Outstanding	March 31
	2022	2021
Outstanding shares as of	337.0	337.6
Average diluted shares for three months ended	338.2	339.4

Unaudited
N.M. - Not Meaningful

KIMBERLY-CLARK CORPORATION
NON-GAAP RECONCILIATIONS
(Millions, except per share amounts)

	Three Months Ended March 31, 2022
	As Reported	Acquisition of Controlling Interest in Thinx	As Adjusted Non-GAAP
Marketing, research and general expenses	$886	$21	$865
Other (income) and expense, net	(59)	(85)	26
Operating Profit	693	64	629
Provision for income taxes	(114)	4	(118)
Effective tax rate	18.2%	—	21.0%
Net Income Attributable to Kimberly-Clark Corporation	523	68	455
Diluted Earnings per Share(a)	1.55	0.20	1.35

	Three Months Ended March 31, 2021
	As Reported	2018 Global Restructuring Program	As Adjusted Non-GAAP
Cost of products sold	$3,154	$25	$3,129
Gross Profit	1,589	(25)	1,614
Marketing, research and general expenses	815	9	806
Operating Profit	770	(34)	804
Provision for income taxes	(147)	7	(154)
Effective tax rate	20.9%	—	20.9%
Net income attributable to noncontrolling interests	(10)	1	(11)
Net Income Attributable to Kimberly-Clark Corporation	584	(26)	610
Diluted Earnings per Share(a)	1.72	(0.08)	1.80
(a)"As Adjusted Non-GAAP" may not equal "As Reported" plus "Adjustments" as a result of rounding.

Non-GAAP financial measures are not meant to be considered in isolation or as a substitute for the comparable GAAP measures, and they should be read only in conjunction with the company's consolidated financial statements prepared in accordance with GAAP.  There are limitations to these non-GAAP financial measures because they are not prepared in accordance with GAAP and may not be comparable to similarly titled measures of other companies due to potential differences in methods of calculation and items being excluded.  The company compensates for these limitations by using these non-GAAP financial measures as a supplement to the GAAP measures and by providing reconciliations of the non-GAAP and comparable GAAP financial measures.

Unaudited

KIMBERLY-CLARK CORPORATION
CONSOLIDATED BALANCE SHEETS
(Millions)

	March 31, 2022	December 31, 2021
ASSETS
Current Assets
Cash and cash equivalents	$493	$270
Accounts receivable, net	2,516	2,207
Inventories	2,265	2,239
Other current assets	629	849
Total Current Assets	5,903	5,565
Property, Plant and Equipment, Net	8,114	8,097
Investments in Equity Companies	266	290
Goodwill	2,177	1,840
Other Intangible Assets, Net	926	810
Other Assets	1,286	1,235
TOTAL ASSETS	$18,672	$17,837

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Debt payable within one year	$969	$433
Trade accounts payable	3,846	3,840
Accrued expenses and other current liabilities	2,054	2,096
Dividends payable	388	380
Total Current Liabilities	7,257	6,749
Long-Term Debt	8,101	8,141
Noncurrent Employee Benefits	797	809
Deferred Income Taxes	687	694
Other Liabilities	716	681
Redeemable Common and Preferred Securities of Subsidiaries	260	26
Stockholders' Equity
Kimberly-Clark Corporation	705	514
Noncontrolling Interests	149	223
Total Stockholders' Equity	854	737
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$18,672	$17,837

2022 Data is Unaudited

KIMBERLY-CLARK CORPORATION
CONSOLIDATED CASH FLOW STATEMENTS
(Millions)

	Three Months Ended March 31
	2022	2021
Operating Activities
Net income	$535	$594
Depreciation and amortization	188	189
Asset impairments	—	3
Gain on previously held equity investment in Thinx	(85)	—
Stock-based compensation	16	22
Deferred income taxes	(52)	(35)
Net (gains) losses on asset dispositions	6	4
Equity companies' earnings (in excess of) less than dividends paid	(23)	(39)
Operating working capital	(369)	(400)
Postretirement benefits	(14)	(15)
Other	2	(2)
Cash Provided by Operations	204	321
Investing Activities
Capital spending	(253)	(298)
Acquisition of business, net of cash acquired	(34)	—
Investments in time deposits	(83)	(159)
Maturities of time deposits	255	207
Other	(1)	5
Cash Used for Investing	(116)	(245)
Financing Activities
Cash dividends paid	(384)	(359)
Change in short-term debt	834	744
Debt proceeds	—	5
Debt repayments	(300)	(253)
Proceeds from exercise of stock options	23	10
Acquisitions of common stock for the treasury	(25)	(169)
Other	(15)	(30)
Cash Used for Financing	133	(52)
Effect of Exchange Rate Changes on Cash and Cash Equivalents	2	(7)
Change in Cash and Cash Equivalents	223	17
Cash and Cash Equivalents - Beginning of Period	270	303
Cash and Cash Equivalents - End of Period	$493	$320

Unaudited

KIMBERLY-CLARK CORPORATION
SELECTED BUSINESS SEGMENT DATA
(Millions)

	Three Months Ended March 31
	2022	2021	Change
NET SALES
Personal Care	$2,729	$2,462	+11%
Consumer Tissue	1,568	1,510	+4%
K-C Professional	780	752	+4%
Corporate & Other	18	19	N.M.
TOTAL NET SALES	$5,095	$4,743	+7%

OPERATING PROFIT
Personal Care	$475	$481	-1%
Consumer Tissue	171	269	-36%
K-C Professional	90	126	-29%
Corporate & Other(a)	(102)	(102)	N.M.
Other (income) and expense, net(a)	(59)	4	N.M.
TOTAL OPERATING PROFIT	$693	$770	-10%
(a)Corporate & Other and Other (income) and expense, net include income and expense not associated with the business segments, including adjustments as indicated in the Non-GAAP Reconciliations.

PERCENTAGE CHANGE IN NET SALES VERSUS PRIOR YEAR

	Three Months Ended March 31, 2022
	Total(a)	Volume	Net Price	Mix/ Other	Exited Businesses(b)	Currency	Organic(c)
Personal Care	11	3	8	3	—	(2)	13
Consumer Tissue	4	2	5	—	(1)	(2)	7
K-C Professional	4	—	4	1	—	(2)	6
TOTAL CONSOLIDATED	7	2	6	2	—	(2)	10
(a)    Total may not equal the sum of volume, net price, mix/other, exited businesses and currency due to rounding.
(b)    Impact of exited businesses in conjunction with the 2018 Global Restructuring Program.
(c)    Combined impact of changes in volume, net price and mix/other.

N.M. - Not Meaningful
Unaudited

KIMBERLY-CLARK CORPORATION
NON-GAAP RECONCILIATIONS
OUTLOOK FOR 2022

	Estimated Range
ESTIMATED FULL YEAR 2022 DILUTED EARNINGS PER SHARE
Adjusted earnings per share	$5.60	-	$6.00
Acquisition of controlling interest in Thinx	0.20	-	0.20
Per share basis – diluted net income attributable to Kimberly-Clark Corporation	$5.80	-	$6.20

Investor Relations contact: Taryn Miller, 972-281-1318, KC.InvestorRelations@kcc.com
Media Relations contact: Terry Balluck, 972-281-1397, media.relations@kcc.com

[KMB-F]
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